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                                                                    EXHIBIT 10.7

                          TECHNICAL SERVICES AGREEMENT

                                 by and between

                             PLAINS RESOURCES INC.,

                             CALUMET FLORIDA, L.L.C.

                                       and

                  PLAINS EXPLORATION & PRODUCTION COMPANY, L.P.

                                   Dated as of
                                  July 3, 2002

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                          TECHNICAL SERVICES AGREEMENT

                                TABLE OF CONTENTS

RECITALS...............................................................1

ARTICLE I DEFINITIONS..................................................1

ARTICLE II SERVICES....................................................2
   2.1   Services......................................................2
   2.2   Charges and Payment...........................................3
   2.3   General Obligations; Standard of Care.........................3
   2.4   Certain Limitations...........................................5
   2.5   Confidentiality...............................................5
   2.6   Term; Early Termination.......................................5
   2.7   Disclaimer, Limitation of Liability and Indemnification.......6
   2.8   Representatives...............................................7

ARTICLE III MISCELLANEOUS..............................................8
   3.1   Entire Agreement..............................................8
   3.2   Governing Law.................................................8
   3.3   Notices.......................................................8
   3.4   Counterparts..................................................8
   3.5   Binding Effect; Assignment....................................8
   3.6   Severability..................................................8
   3.7   Failure or Indulgence not Waiver; Remedies Cumulative.........8
   3.8   Waivers, Modifications, Amendment.............................9
   3.9   Headings......................................................9
   3.10  Relationship of Parties.......................................9
   3.11  Provisions Unaffected.........................................9
   3.12  No Third-Party Beneficiaries..................................9
   3.13  Rights of the Parties.........................................9
   3.14  Records.......................................................9
   3.15  Dispute Resolution............................................9
   3.16  Taxes.........................................................9

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                          TECHNICAL SERVICES AGREEMENT

     THIS TECHNICAL SERVICES AGREEMENT (this "Agreement"), dated as of July __, 2002 (the "Effective Date"), is between Plains Resources Inc., a Delaware corporation ("Plains"), Calumet Florida, L.L.C., a Delaware limited liability company and wholly-owned Subsidiary of Plains ("Calumet" and, along with Plains and Spinco, the "Parties"), and Plains Exploration & Production Company, L.P., a California limited partnership ("Plains Exploration"). Undefined capitalized terms herein are defined in the Separation Agreement (as defined below).

                                    RECITALS

     WHEREAS, on the date hereof, Stocker Inc. owns a 2.5% general partner interest in Plains Exploration and Plains owns a 97.5% limited partner interest in Plains Exploration; and

     WHEREAS, Plains and Stocker Inc. currently contemplate that Plains Exploration will (collectively, the "Conversion") (1) convert from a California limited partnership to a Delaware limited partnership, and immediately thereafter (2) convert from a Delaware limited partnership to a Delaware corporation (such corporation, the "Converted Corporation"); and

     WHEREAS, the Board of Directors of Plains has determined that it is in the best interests of Plains to separate Plains' existing businesses into two independent business groups;

     WHEREAS, to effectuate the foregoing, Plains and Spinco have entered into a Master Separation Agreement, dated as of the date hereof (the "Separation Agreement"), pursuant to which, among other things, Plains will transfer certain assets to Spinco (which will not include Plains' interests in Calumet) and Spinco will assume certain Liabilities of Plains; and

     WHEREAS, the Separation Agreement provides, among other things, for Plains and Spinco to enter into this Agreement to set forth the terms on which Spinco will provide to Calumet the Services described herein; and

     WHEREAS, this Agreement is being entered into on an arms-length basis for the consideration described herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     For the purpose of this Agreement the following terms shall have the following meanings:

     "Additional Services" is defined in Section 2.1(b).

     "Agreement" is defined in the preamble to this Agreement.

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     "Calumet" is defined in the preamble to this Agreement.

     "Conversion" is defined in the recitals to this Agreement.

     "Converted Corporation" is defined in the recitals to this Agreement.

     "Effective Date" means the date of this Agreement.

     "Impracticable" (and words of similar import) is defined in Section 2.4(b).

     "Parties" is defined in the preamble to this Agreement.

     "Plains" is defined in the preamble to this Agreement.

     "Plains Exploration" is defined in the preamble to this Agreement.

     "Representative" of any Party means a managerial level employee appointed by such Party to have the responsibilities and authority set forth in Section 2.8.

     "Separation Agreement" is defined in the recitals to this Agreement.

     "Service" is defined in Section 2.1(b).

     "Spinco" means, as the case may be, Plains Exploration or the Converted Corporation.

                                   ARTICLE II
                                    SERVICES

     2.1  Services.

          (a) Initial Services. Except as otherwise provided herein, during the applicable term determined pursuant to Section 2.6 hereof the following "Initial Services" shall be provided by Spinco to Calumet:

               (i) Technical services consisting of engineering and technical support services required to support operation and maintenance of the oil and gas properties owned by Calumet, including: (A) providing geological, geophysical, surveying, drilling and operations oversight and/or services; (B) providing environmental, regulatory and safety compliance and reporting oversight; providing other government or regulatory compliance related to oil and gas activities; and (C) other oil and gas engineering services as requested from time to time by Calumet.

               (ii) Accounting services consisting of those services typically provided by operators of oil and gas properties, including accounting for the operating costs

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          and revenue distributions to royalty owners, maintaining and supporting accounting records of the oil and gas properties owned by Calumet and such other accounting services related to the properties as requested.

          (b) Additional Services. From time to time after the Effective Date, the Parties may, by mutual agreement, identify additional services that Spinco will provide to Calumet in accordance with the terms of this Agreement (the "Additional Services" and, together with the Initial Services, the "Services"). In such case, the Parties shall create an Exhibit for each Additional Service setting forth a description of the Service, the time period during which the Service will be provided and any other terms applicable thereto.

          (c) Services Performed by Others. At its option, Spinco may cause any Service it is required to provide hereunder to be provided by another member of the Spinco Group or by any other Person that is providing, or may from time to time provide, the same or similar services for members of the Spinco Group, Plains or Calumet. Spinco shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided by others.

     2.2  Charges and Payment.

          (a) Charges for Services. Subject to Section 2.2(b), Spinco will charge Plains, and Plains will pay Spinco, for the costs incurred in providing the Services, including (A) allocable salary and wages, incentives, paid absences, payroll taxes, payroll additives (insurance premiums, social security, health care and retirement benefits and the like) and similar expenses and (B) reimbursement of out-of-pocket third party costs and expenses.

          (b) Payment Terms. Spinco shall bill Plains monthly for all charges pursuant to this Agreement and Plains shall pay Spinco for all Services within 30 days after receipt of an invoice therefor. Late payments shall bear interest at an annual rate of the prime rate as reported in the Wall Street Journal on the date such payment is due plus two percent (2%) per annum.

     2.3  General Obligations; Standard of Care.

          (a) Performance Metrics: Spinco. Spinco shall maintain sufficient resources to perform its obligations hereunder and shall perform such obligations in a commercially reasonable manner. Specific performance metrics for Spinco may be set forth in Exhibits referred to herein. Where none is set forth, Spinco shall provide Services in accordance with the policies, procedures and practices in effect for the provision of similar services in support of the operation and maintenance of the properties owned by Calumet before the date of this Agreement and shall exercise the same care and skill as it exercises in performing similar services hereafter for operations conducted by members of the Spinco Group and shall not, in situations in which common personnel, equipment or facilities are used in performing Services hereunder and such similar Services for members of the Spinco Group, favor either Plains or a member of the Spinco Group.

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          (b) Performance Metrics: Plains. Specific performance metrics for
     Calumet may be set forth in Exhibits referred to herein. Where none is set forth, Calumet shall, in connection with receiving Services, follow the policies, procedures and practices in effect before the date of this Agreement including providing information and documentation sufficient for Spinco to perform the Services as they were performed before the date of this Agreement and making available, as reasonably requested by Spinco, sufficient resources and timely decisions, approvals and acceptances so that Spinco may accomplish its obligations hereunder in a timely manner.

          (c) Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that Spinco may make changes from time to time in the manner of performing the Services if Spinco is making similar changes in performing similar services for members of the Spinco Group and if Spinco furnishes to Calumet substantially the same notice Spinco shall provide members of the Spinco Group respecting such changes.

          (d) Responsibility for Errors; Delays. Spinco's sole responsibility to
     Calumet:

               (i) for errors or omissions in Services, shall be to furnish correct information and/or adjustment in the Services, at no additional cost or expense to Calumet; provided, Calumet must promptly advise Spinco of any such error or omission of which it becomes aware after having used Reasonable Efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 2.3(b); and provided, further, that the responsibility to furnish correct information or an adjustment of services at no additional cost or expense to Calumet shall not be construed to require Spinco to make any payment or incur any Liability for which it is not responsible, or with respect to which it is provided indemnity, under Section 2.7; and

               (ii) for failure to deliver any Service because of Impracticability, shall be to use Reasonable Efforts, subject to
          Section 2.4(b), to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

          (e) Good Faith Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with Services to the extent the systems in use are designed and configured to permit such access, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder. The Parties will cooperate with each other in making such information available as needed in the event of a tax audit or Regulatory Proceeding, whether in the United States or any other country.

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     2.4  Certain Limitations.

          (a) Service Boundaries and Scope. The Services will be available only for purposes of supporting the oil and gas operations of Calumet substantially in the manner conducted prior to the Effective Date.

          (b) Impracticability. Spinco shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Spinco, including armed conflict or economic dislocation resulting therefrom; embargoes; shortages of labor, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities; fires; floods; and accidents or to the extent the performance of such Services would require Spinco to violate any laws, rules or regulations or would result in the breach of any contract.

          (c) Sale, Transfer, Assignment. Calumet may not sell, transfer, assign or otherwise use the Services provided hereunder, in whole or in part, for the benefit of any Person.

     2.5  Confidentiality.

          (a) Information Subject to Other Obligations. The Parties agree that all Information regarding the Services, including, price, costs and methods of operation, shall be maintained in confidence and shall be subject to
     Section 9.9 of the Separation Agreement.

          (b) Internal Use; Title, Copies, Return. Plains and Calumet agree that:

               (i) all systems, procedures and related materials provided to Plains and Calumet by Spinco in connection with the Services are for Plains' and Calumet's internal use only and only as related to the Services or any of the underlying systems used to provide the Services;

               (ii) title to all systems used in performing the Services provided hereunder shall remain in Spinco or its third party vendors; and

               (iii) upon the termination of any of the Services, Plains and Calumet shall return to Spinco, as soon as practicable, any equipment or other property of Spinco relating to the Services that are owned or leased by it and are or were in Plains' and Calumet's possession or control.

          (c) Survival. The Parties' obligations under this Section 2.5 shall survive the termination of this Agreement.

     2.6  Term; Early Termination.

          (a) Term. The term of this Agreement shall commence on the date hereof and shall remain in effect through the earlier of (i) the date Calumet is no longer a Subsidiary

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     of Plains, (ii) the date Calumet transfers all or substantially all of its assets to a Person that is not a Subsidiary of Plains, and (iii) the third anniversary of the Effective Date or until such earlier time as all Services are terminated as provided in this Section. This Agreement shall automatically renew at the end of the initial term for successive one-year terms unless either Party sets forth in writing its desire to terminate this Agreement at least 30 days in advance of such termination.

          (b) Termination by Plains. Calumet may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided hereunder at any time and from time to time, for any reason or no reason, by giving written notice to Spinco at least 90 days in advance of the effective date of the termination.

          (c) Termination of Less Than all Services. In the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

     2.7  Disclaimer, Limitation of Liability and Indemnification.

          (a) Disclaimer. Spinco shall provide the Services with substantially the same degree of care as it employs in making the same services available for its own operations; provided, however, that Spinco shall not be liable to Plains, Calumet or any other Person for any loss, damage or expense that may result therefrom or from any change in the manner in which Spinco renders such services, so long as Spinco deems such change necessary or desirable in the conduct of its own operations. SPINCO DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES. SPINCO MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

          (b) Indemnification of Plains. Spinco and its Subsidiaries shall have no Liability to Plains and Calumet with respect to their furnishing any of the Services hereunder except for Liabilities arising out of or resulting from the gross negligence or willful misconduct occurring after the Effective Date of Spinco or any member of the Spinco Group. Spinco will indemnify, defend and hold harmless Plains and Calumet in respect of all such Liabilities arising out of or resulting from such gross negligence or willful misconduct. Such indemnification obligation shall be a Liability of Spinco for purposes of the Separation Agreement and the provisions of
     Article III of the Separation Agreement with respect to indemnification shall govern with respect thereto.

          (c) Indemnification of Spinco. Plains and the other members of the Plains Group shall indemnify and hold harmless Spinco and its Subsidiaries in respect of all Liabilities arising out of or resulting from Spinco's furnishing or failing to furnish the Services to Plains provided for in this Agreement, other than Liabilities arising out of or resulting from the gross negligence or willful misconduct of Spinco or any other member of the Spinco Group. The provisions of this indemnity shall apply only to Losses that relate directly to the provision of Services. Such indemnification obligation shall be a

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     Liability of Plains and Calumet (and a Spinco Excluded Liabilities) for
     purposes of the Separation Agreement and the provisions of Article III of the Separation Agreement with respect to indemnification shall govern with respect thereto.

          (d) Third Party Claims. Any third party claims resulting from or arising out of or in connection with this Agreement or the performance of or failure to perform the Services will be resolved according to the procedures set forth in the Separation Agreement.

          (e) Limitation of Liability. IN NO EVENT SHALL PLAINS OR SPINCO, OR ANY MEMBER OF THE PLAINS GROUP OR THE SPINCO GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE TO PLAINS OR SPINCO, OR ANY OTHER MEMBER OF THE PLAINS GROUP OR THE SPINCO GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THE SEPARATION AGREEMENT OR ANY ANCILLARY AGREEMENT. THE INDEMNIFICATION PROVIDED IN THIS
     ARTICLE II WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT OR CONTRIBUTING NEGLIGENCE OF THE INDEMNITEE IS ALLEGED OR PROVEN. THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS.

          (f) Subrogation of Rights vis-a-vis Third Party Contractors. If any Liability arises from the performance of Services hereunder by a third party contractor, Plains and Calumet shall be subrogated to such rights, if any, as Spinco may have against such third party contractor with respect to the Services provided by such third party contractor to or on behalf of Plains or Calumet. Subrogation under this Section 2.7(f) shall not affect the obligation of Spinco to perform Services under this Agreement.

          (g) Survival. The Parties' obligations under this Section 2.7 shall survive the termination of this Agreement.

     2.8 Representatives. Each Party shall by notice to the other appoint one or more Representatives to facilitate communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by the other Party without inquiring behind such act or ascertaining whether such Representative had authority to so act. Each Party may at any time and from time to time to replace any of its Representatives by giving notice in writing to the other Party setting forth the name of (i) each Representative to be replaced and (ii) the replacement, and certifying that the replacement Representative is authorized to act for the Party giving the notice in all matters relating to this Agreement (or matters relating to one category of Services as aforesaid).

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                                   ARTICLE III
                                  MISCELLANEOUS

     3.1 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its principles of conflicts of law.

     3.3 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or
(ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed to the attention of the addressee's Chief Executive Officer at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

     3.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     3.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as contemplated by Section 2.1(c), this Agreement may not be assigned by any Party without the prior written consent of the other Party, which may be withheld for any or no reason.

     3.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Authority, arbitrator or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

     3.7 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or

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agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     3.8 Waivers, Modifications, Amendment. No provision of this Agreement may be amended, modified or waived, except in the manner set forth in the Separation Agreement.

     3.9 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     3.10 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, and no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

     3.11 Provisions Unaffected. Nothing contained in this Agreement shall affect the rights and obligations of Plains, Calumet or Spinco under the Separation Agreement.

     3.12 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to Confer upon third parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     3.13 Rights of the Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the Parties and to the extent provided herein their respective Subsidiaries, any rights or remedies under or by reason of this Agreement or any transaction contemplated thereby.

     3.14 Records. Each Party shall create and maintain full and accurate books and records in connection with the provision of Services, and all other records relevant to this Agreement, and upon reasonable notice from the other Party shall make available for inspection and copy by such other Party's agents such records during reasonable business hours.

     3.15 Dispute Resolution. If a Dispute results from or arises out of or in connection with this Agreement or the performance of, or failure to perform, the Services, the Parties will use the procedures set forth in Article VIII of the Separation Agreement, in lieu of other available remedies, to resolve the same.

     3.16 Taxes.

          (a) General. Plains and Calumet shall bear all taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of its receipt of Services under this Agreement, including any tax that Plains or Calumet is required to withhold or deduct from payments to Spinco, except any net income tax imposed upon

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     Spinco by the country of its incorporation or any governmental entity within its country of incorporation.

          (b) Sales Tax Liability and Payment. Notwithstanding Section 3.1(a), Plains and Calumet are liable for and will indemnify and hold harmless Spinco from all sales, use and similar taxes (plus any penalties, fines or interest thereon) (collectively, "Sales Taxes") assessed, levied or imposed by any governmental or taxing authority on the providing of Services by Spinco to Calumet. Spinco shall collect from Plains or Calumet any Sales Tax that is due on the Service it provides to Calumet and shall pay such Sales Tax so collected to the appropriate governmental or taxing authority.

                            [Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have executed this Technical Services
Agreement as of the date first above written.

                             PLAINS RESOURCES INC.


                             By:    /s/ Jere C. Overdyke, Jr.
                                    --------------------------------------------
                             Name:  Jere C. Overdyke, Jr.
                             Title: Vice President and Treasurer


                             CALUMET FLORIDA, L.L.C.

                             By:    Plains Resources Inc., its sole member


                                    By:    /s/ Jere C. Overdyke, Jr.
                                           -------------------------------------
                                    Name:  Jere C. Overdyke, Jr.
                                    Title: Vice President and Treasurer


                             PLAINS EXPLORATION & PRODUCTION COMPANY, L.P.

                             By:    Stocker Resources, Inc., its general partner


                                    By:    /s/ Jere C. Overdyke, Jr.
                                           -------------------------------------
                                    Name:  Jere C. Overdyke, Jr.
                                    Title: Vice President and Treasurer

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